Atrion Reports Fourth Quarter and Full Year 2007 Results

Diluted EPS Were Up 3% for the Quarter and 28% for the Year

ALLEN, TX -- 02/22/2008 -- Atrion Corporation (NASDAQ: ATRI) announced today revenues that were slightly lower for the fourth quarter but higher for the full year 2007. Revenues for the fourth quarter of 2007 were $20,989,000 compared to $21,379,000 in the same period of 2006, representing a 2% decrease. On a diluted per share basis, net income for the quarter increased 3% to $1.57 from $1.52 in the fourth quarter of 2006.

For the full year 2007, Atrion's revenues increased 9% to $88,540,000 from $81,020,000 in 2006. Net income per diluted share of $7.06 in 2007 was 28% higher than 2006's net income of $5.51 per diluted share that included an $.08 gain on discontinued operations.

Commenting on the Company's performance for the fourth quarter of 2007 compared to fourth quarter of 2006, Emile A. Battat, Chairman & CEO, said, "The fourth quarter of 2006 was an exceptional period when revenues increased 26% over the fourth quarter of 2005, out of line with the full year 2006 revenue growth of 12%. It is not surprising, therefore, that the quarterly comparison shows a small decline. We are pleased that despite the lower comparative revenues in the most recent quarter, our pretax income increased by 10% compared to the fourth quarter of 2006. Our tax rate was 15% higher than in last year's period, resulting in a smaller 3% increase in diluted earnings per share."

Mr. Battat spoke to the overall results of 2007, remarking, "For the year as a whole, we are extremely pleased with our performance, resulting in a 9% organic growth in revenues and a 41% increase in our operating income compared to 2006. As we highlighted in the report on our third quarter of 2007, our results benefited in that quarter from two special events that combined to add $1.1 million to our operating income. Excluding these events, our operating income in 2007 increased by 33% over the results of the prior year. By any measure the 2007 performance was outstanding."

Commenting on expectations for 2008, Mr. Battat stated, "Given the conflicting economic data and the significant volatility in the financial markets, 2008 is likely to be a challenging year for the economy, and, as a result, forward guidance must be viewed with an extra dose of caution. Financially, we are well prepared for the challenge, having paid off our debt and having some $3.5 million in cash at year-end. Operationally, we expect to build on last year's gains and to continue to invest in process improvements. Quarterly results in 2008 will be measured against the outstanding performance in 2007. Despite these hurdles, we are optimistic that our earnings will continue to show double-digit growth."

Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

The statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding building on 2007 gains, investing in process improvements and growth in earnings in 2008. Words such as "expects," "believes," "anticipates," "intends," "will," and "should" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.

                             ATRION CORPORATION
                      CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share data)
                               (unaudited)

                                                          Twelve Months
                                    Three Months Ended        Ended
                                       December 31,        December 31,
                                    ------------------  ------------------
                                      2007      2006      2007      2006
                                    --------  --------  --------  --------
Revenues                            $ 20,989  $ 21,379  $ 88,540  $ 81,020
Cost of goods sold                    12,303    12,539    50,771    48,572
                                    --------  --------  --------  --------
Gross profit                           8,686     8,840    37,769    32,448
Operating expenses                     4,449     4,866    17,574    18,110
                                    --------  --------  --------  --------
Operating income                       4,237     3,974    20,195    14,338

Interest income (expense), net            27      (130)     (194)     (162)
Other income, net                         --        22        --        (4)
                                    --------  --------  --------  --------
Income from continuing operations
 before provision for income taxes     4,264     3,866    20,001    14,172
Income tax provision                  (1,122)     (887)   (5,995)   (3,572)
                                    --------  --------  --------  --------
Income from continuing operations      3,142     2,979    14,006    10,600
Gain on disposal of discontinued
 operations                               --        --        --       165
                                    --------  --------  --------  --------
    Net income                      $  3,142  $  2,979  $ 14,006  $ 10,765
                                    ========  ========  ========  ========

Income per basic share:
  Income from continuing operations $   1.65  $   1.60  $   7.42  $   5.73
  Gain on disposal of discontinued
   operations                             --        --        --       .09
                                    --------  --------  --------  --------
    Net income per basic share      $   1.65  $   1.60  $   7.42  $   5.82
                                    ========  ========  ========  ========

Weighted average basic shares
 outstanding                           1,899     1,865     1,887     1,851
                                    ========  ========  ========  ========

Income per diluted share:
  Income from continuing operations $   1.57  $   1.52  $   7.06  $   5.43
  Gain on disposal of discontinued
   operations                             --        --        --       .08
                                    --------  --------  --------  --------
    Net income per diluted share    $   1.57  $   1.52  $   7.06  $   5.51
                                    ========  ========  ========  ========

Weighted average diluted shares
 outstanding                           1,995     1,963     1,985     1,953
                                    ========  ========  ========  ========

                                ATRION CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                  (In thousands)

                                                     Dec. 31,    Dec. 31,
ASSETS                                                 2007        2006
                                                    ----------- -----------
                                                    (Unaudited)
Current assets:
  Cash and cash equivalents                         $     3,531 $       333
  Accounts receivable                                     9,601      10,542
  Inventories                                            17,387      17,115
  Prepaid expenses and other current assets               1,483       1,530
  Deferred income taxes                                     607       1,138
                                                    ----------- -----------
    Total current assets                                 32,609      30,658

Property, plant and equipment, net                       54,050      51,442
Other assets                                             12,654      13,672
                                                    ----------- -----------

                                                    $    99,313 $    95,772
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS’ EQUITY

  Current liabilities                                     6,864       6,923
  Line of credit                                             --      11,399
  Other non-current liabilities                           7,007       6,555
  Stockholders’ equity                                   85,442      70,895
                                                    ----------- -----------

                                                    $    99,313 $    95,772
                                                    =========== ===========

                RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
                               (In thousands)

                                  Twelve Months Twelve Months  Percentage
                                      Ended         Ended       Increase
                                  Dec. 31, 2007 Dec. 31, 2006
                                  ------------- ------------- ------------
GAAP operating income             $     20,195  $      14,338           41%

                                      ---------------------------------

Adjustments Calculation:

  Dispute resolution              $      1,398
  Pension charges                         (329)
                                  ------------
  Net positive adjustments               1,069

                                      ---------------------------------

Non-GAAP operating income         $     19,126  $      14,338           33%
                                  ============  =============

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800